Exhibit 23.8

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-116244 of Macquarie Infrastructure Company Trust and Macquarie Infrastructure Company LLC of our report dated December 7, 2001 relating to the financial statements of Palm Springs FBO, LLC d/b/a Million Air Palm Springs, as of and for the year ended September 30, 2001, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

Deloitte & Touche LLP

Cedar Rapids, Iowa
October 15, 2004